Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement: Daniel Glassman will present at the RBC’s Healthcare Conference, to be held in New York City, December 12-14, 2006.

Daniel Glassman will present at the Raymond James & Associates 28th Annual Institutional Investors Conference, to be held at the Hyatt Regency Grand Cypress in Orlando, FL., March 4-7, 2007.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS
2006 SECOND QUARTER RESULTS

Fairfield, NJ – August 9, 2006 - BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) announced today that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2006.

In the Form 10-Q, Bradley reported that Net Sales for the Quarter Ended June 30, 2006 reached approximately $37.1 million, an increase of $9.0 million, or 32%, over Net Sales for the Quarter Ended June 30, 2005. Also reported was that net income for the Quarter Ended June 30, 2006 amounted to $4.6 million, or $0.28 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the Quarter Ended June 30, 2006, as compared to earnings of $0.01 per share on a fully diluted basis, based upon approximately 16.3 million shares outstanding for the Quarter Ended June 30, 2005. Net income for the Quarter Ended June 30, 2006 includes a non-cash, share-based compensation charge of $922,000 ($819,000 after tax or $0.05 per share) related to the Company’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards 123R, “Share-based Payments.”

Net Sales for the First Half 2006 reached approximately $71.9 million, an increase of $10.5 million, or 17%, over Net Sales for the First Half 2005. Net Income for the First Half 2006 amounted to $4.8 million, or $0.29 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the First Half 2006, as compared to earnings of $0.14 per share on a fully diluted basis, based upon approximately 16.3 million shares outstanding for the First Half 2005. Net income for the First Half 2006 includes a non-refundable payment, included in research and development expense, of $5.0 million ($2.9 million after tax or $0.18 per share) under the Collaboration and License Agreement with MediGene AG and a non-cash, share-based compensation charge of $1,849,000 ($1,643,000 after tax or $0.10 per share) related to the Company’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards 123R, “Share-based Payments.”

For the three months ended June 30, 2006, Doak Dermatologics’ Net Sales, which includes Bioglan Pharmaceuticals, were $27.8 million, representing an increase of $4.4 million, or approximately 19%, from $23.4 million for the three months ended June 30, 2005.

For the three months ended June 30, 2006, Kenwood Therapeutics’ Net Sales were $9.4 million, representing an increase of $4.5 million, or approximately 94%, from $4.8 million for the three months ended June 30, 2005.

For the six months ended June 30, 2006, Doak Dermatologics’ Net Sales, which includes Bioglan Pharmaceuticals, were $57.2 million, representing an increase of $6.3 million, or approximately 12%, from $50.8 million for the six months ended June 30, 2005.

For the six months ended June 30, 2006, Kenwood Therapeutics’ Net Sales were $14.7 million, representing an increase of $4.2 million, or approximately 39%, from $10.6 million for the six months ended June 30, 2005.

On August 8, 2006, Costa Brava Partnership III L.P. filed a complaint against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order pursuant to Section 211 of the General Corporation Law of the State of Delaware directing the Company to call and hold an annual meeting of stockholders, at the earliest practicable date, but no later than October 1, 2006. The Company is evaluating these actions by the shareholder and will respond in due course.

For more detailed information, please see Bradley’s filings, including its recently filed Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2006, by visiting www.bradpharm.com and clicking on the Investor Relations link, then on SEC Filings.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to estimate sales; ability to comply with the restrictive covenants under its credit facility; ability to refinance its credit facility, if necessary; ability to access the capital markets on attractive terms or at all; ability to favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON(R) E Ointment when and if approved by the FDA; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of a potential shareholder-initiated proxy contest at our annual meeting), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.